UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): February 1, 2006 (January 27, 2006)
TEXAS CAPITAL BANCSHARES, INC.
(Name of Registrant)

Delaware	000-30533	75-2679109
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)
2100 McKinney Avenue, Suite 900, Dallas, Texas, U.S.A.
(Address of principal executive officers)
75201
(Zip Code)
214-932-6600
(Registrant’s telephone number,
including area code)
N/A
(Former address of principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Election of New Director
On January 30, 2006, the Company’s Board of Directors announced the election of Larry L. Helm as a member of the Company’s Board of Directors. As of the date of this report, the Board of Directors has not determined which committee or committees of the Board Mr. Helm will join.

Item 1.01.	Entry into a Material Definitive Agreement.
2006 Employee Stock Purchase Plan
On January 17, 2006, our Board of Directors approved the 2006 Employee Stock Purchase Plan (the “2006 Plan”), subject to stockholder approval. The 2006 Plan becomes effective as of February 1, 2006 and the first offering period is to begin on February 7, 2006. The 2006 Plan is a broad-based tax qualified plan under Section 423 of the Internal Revenue Code of 1986, as amended, pursuant to which up to 400,000 shares of our Common Stock may be issued. The 2006 Plan provides our employees, including certain officers, with the opportunity to purchase shares of Common Stock of the Company at a discounted purchase price equal to 95% of the fair market value of a share of Common Stock on the last trading day of each sequential six-month offering period (or such other length of time as may be approved by our Board of Directors). Such purchases are made by eligible employees through payroll deductions. The 2006 Plan is attached as Exhibit 10.1 to this Report and is incorporated by reference herein.
In December 2005, we discovered that we had inadvertently sold 16,361 shares of our common stock (“Common Stock”) to our employees pursuant to our 2000 Employee Stock Purchase Plan (the “2000 Plan”) in excess of the 160,000 shares of Common Stock authorized to be issued under the 2000 Plan. The sale of the excess shares took place on June 30, 2005. The 16,361 shares represent less than one-tenth of one percent of the 25,638,219 shares of Common Stock outstanding at June 30, 2005. At December 31, 2005 there were 25,771,718 shares of Common Stock outstanding. At June 30, 2005, our stockholders had approved stock-based compensation and employee stock purchase plans that collectively covered approximately 4,271,165 shares of Common Stock. The 16,361 shares sold in excess of the shares authorized under the 2000 Plan represent less than one percent of the 4,271,165 shares of Common Stock covered by such plans.
Due to a number of factors including the small number of shares sold in excess of those authorized by the 2000 Plan, the number of shares sold as compared to the total amount of Common Stock outstanding, the number of shares sold as compared to the total amount of Common Stock subject to plans that had been approved by our stockholders, and sale of the excess shares for 85% of the then current market price of the Common Stock, we determined that the sale of these shares was not a material event.
Following the discovery of the accidental sale of shares in excess of those authorized by the 2000 Plan, our board of directors terminated the 2000 Plan on December 30, 2005. After June 30, 2005, no shares were sold pursuant to the 2000 Plan.
We intend to make a rescission offer with respect to the shares accidentally sold in excess of those authorized by the 2000 Plan to each employee that bought the shares. Pursuant to the rescission offer, we will offer to each employee that purchased shares in excess of those authorized by the 2000 Plan to repurchase from such employee the shares at the same price paid by the employee on June 30, 2005. Only employees that purchased shares pursuant to the 2000 Plan on June 30, 2005 will be eligible to participate in the rescission offer.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On January 27, 2006, we received a letter from the staff of the Listing Qualifications Department of the Nasdaq Stock Market, Inc. (“Nasdaq”). The letter notified us that the Nasdaq staff considered the accidental sale of shares in excess of those authorized by the 2000 Plan to be a violation of Rule 4350(i) of the Nasdaq rules regarding shareholder approval of employee stock purchase plans. The letter also outlined our agreement with the Nasdaq staff to reduce the number of shares available for issuance under our 2005 Long-Term Incentive Plan by 16,361 to offset the shares inadvertently sold under the 2000 Plan. As a result, the Nasdaq staff reported in the letter that, as of the date of the letter, we are in compliance with Nasdaq rules and the matter is closed.
Nasdaq rules require us to issue a public announcement that discloses the receipt of the letter from the Nasdaq staff and the Nasdaq rule that was the subject of the letter. Our public announcement is attached to this Report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.
(c) Exhibits

Exhibit No.	Description
10.1	2006 Employee Stock Purchase Plan
99.1	Press Release dated February 1, 2006

SIGNATURE
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXAS CAPITAL BANCSHARES, INC.
Date: February 1, 2006	By:	/s/ Peter Bartholow
Peter B. Bartholow
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	2006 Employee Stock Purchase Plan

99.1	Press Release, dated February 1, 2006, announcing the Company’s receipt of a Staff Deficiency Letter from the NASDAQ

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